Exhibit 99.1

Loudeye Announces Fourth Quarter 2003 Results

Fourth Quarter and Full-Year 2003 Show Significant Improvements Over 2002

Seattle, WA – February 24, 2004 - Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced financial results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter 2003 Financial Results

•	Net Loss. GAAP net loss of $1.7 million or $0.03 per share, a significant improvement from the net loss of $11.2 million or $0.25 net loss per share in the prior year quarter. Pro forma net loss of $905,000 or $0.02 per share, a significant improvement from the pro forma net loss of $5.3 million or $0.12 per share in the prior year quarter. This is the company’s best performance as a public company.

•	Revenues. Revenues of $2.9 million, up 13% from the prior year quarter.

•	Gross Margins. Gross margins as a percentage of revenue increased to 52%, a significant improvement from the negative (15)% in the prior year quarter. Digital media services gross margins as a percentage of digital media services revenue reached 56%. This is the company’s best performance as a public company.

•	Operating Expenses. Operating expenses decreased to $2.9 million, a 51% improvement compared to the prior year quarter.

•	Cash and Investments. Cash, short-term and restricted investments increased to $22.3 million as of December 31, 2003, up from $13.3 million as of December 31, 2002.

Loudeye’s fourth quarter 2003 revenues were $2.9 million, compared to $2.8 million reported in the third quarter 2003 and $2.6 million in the prior year quarter. For the year ended December 31, 2003, Loudeye’s revenues were $11.9 million, compared to $12.7 million in the prior year period.

The company’s fourth quarter gross margins grew as a percentage of revenue to 52% in the fourth quarter 2003, compared to 46% in the third quarter 2003 and negative (15)% in the prior year quarter. In addition, the company’s core digital media services segment, comprising its music samples, digital fulfillment and webcasting services, recorded 56% gross margins as a percentage of revenue in the fourth quarter 2003, compared to 52% in the third quarter 2003 and negative (14)% in the prior year quarter. For the year ended December 31, 2003, Loudeye’s gross margins were 40% compared to negative (5)% in 2002.

The company reported a net loss in accordance with generally accepted accounting principles (GAAP) of $1.7 million or $0.03 per share in the fourth quarter of 2003, compared to a GAAP net loss of $2.3 million or $0.05 per share in the third quarter 2003 and a GAAP net loss of $11.2 million or $0.25 per share in the prior year quarter. For the year ended December 31, 2003 the company recorded a GAAP net loss of $19.2 million or $0.39 per share, compared with a loss of $31.2 million or $0.75 per share in 2002.

Pro forma net loss was $905,000 or $0.02 per share in the fourth quarter 2003, compared to pro forma net losses of $1.2 million or $0.02 per share in the third quarter 2003 and $5.3 million or $0.12 per share in prior year quarter. The company’s full year 2003 pro forma net loss was $7.8 million or $0.16 per share, compared with a pro forma net loss of $22.4 million or $0.54 per share, in 2002. Pro forma net loss excludes charges related to the amortization of intangible and other assets, charges and credits relating to stock-based compensation, special charges, charges for the increase in fair value of common stock warrants, and in the third quarter of 2002, other income resulting from the final settlement of acquisition terms. A reconciliation of Loudeye’s GAAP financial results with its pro forma financial results is set forth below after the accompanying condensed consolidated statements of operations.

The company reported $22.3 million in cash, short-term investments and restricted investments as of December 31, 2003, compared to $20.5 million at September 30, 2003 and $13.3 million at December 31, 2002. The increase in the fourth quarter 2003 primarily reflects funding from the company’s credit facility, continued improvements in cash management and reduced expenditures.

“We were successful in 2003 in achieving the goals we set for ourselves. We significantly improved our gross margins, reduced our cost structure and improved our balance sheet. In addition, with marquee customer wins and partnership announcements at the end of the year, we have positioned the company for growth in 2004, both financially and operationally.” said Jeff Cavins, Loudeye’s president and chief executive officer. “We intend to support this growth opportunity through investing our sales and R&D teams further, and aggressively closing and deploying new customers of our outsourced digital media services. Our recent $20 million private placement of common stock will only serve to strengthen our resources to execute on that plan. We are excited about the prospects for 2004.”

Fourth Quarter 2003 Webcast Information

Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results in the quarter and end the call with a question and answer session. Management will also provide a slide presentation to accompany its statements, available in conjunction with the audio webcast. Information regarding the fourth quarter 2003 results webcast and slide presentation is as follows:

Date:	Tuesday, February 24, 2004
Time:	5:00 p.m. EST / 2:00 p.m. PST
Audio Webcast:	5:00 p.m. EST / 2:00 p.m. PST; live and archived; Webcast from http://www.loudeye.com/common/aboutus/investorrelations/earningscalls.asp

Slide Presentation:	Participants accessing the audio webcast will be able to view an accompanying management slide presentation synchronized with the audio webcast.

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions and an outsourcing provider of choice for companies looking to maximize their return on a digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive and industry leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. Loudeye, The Business Behind Digital Media™. For more information, visit .

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Contacts:

Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399, kdemarco@mprm.com

Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward Looking Statements

This press release contains forward-looking information within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about growth, our expanding customer base, and increased focus on sales and other factors. Our forward-looking statements are based on currently available information, which management has assessed, but which is subject to rapid change due to risks and uncertainties that affect our business, including limited visibility of future demand for our products and services; current uncertainties in our marketplace which may affect expected demand, customer selection criteria and sales cycles; variability in the amount and timing of expenses and cash usage; negative macroeconomic conditions; increased competition; adverse developments in any material customer or copyright holder relationships; ability to acquire and maintain copyright licensing agreements; uncertainty involving intellectual property rights involved with the reproduction and online distribution of digital media; the loss of service of our hosting infrastructure, including the failure of third party service providers; our ability to retain key personnel; and other factors beyond our control. Our forward-looking statements should be considered in the context of these and other risk factors disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly filings on Form 10-Q (available through EDGAR at www.sec.gov). We assume no obligation to update our forward-looking statements.

Use of Non-GAAP Financial Information

The press release and webcast contain financial metrics that are not based on accounting principals generally accepted in the United States (“GAAP”). To supplement our consolidated financial statements presented on a GAAP basis, we have included non-GAAP “pro forma” measures of operating results which excludes certain costs, expenses and credits. The pro-forma net loss and pro forma net loss per share presented in the press release and webcast exclude charges for amortization of intangible and other assets, charges and credits relating to stock-based compensation, special charges, the increase in fair value of common stock warrants, and in the third quarter of 2002, other income resulting from the final settlement of acquisition terms. Included in the press release is a reconciliation of the non-GAAP financial measures to our GAAP financial results. As further described below, we believe the pro forma presentation enhances an overall understanding of our financial performance, and is used by management for that purpose.

Although management believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures are inherently limited in that they exclude a variety of costs that are required to be included in a GAAP presentation, and do not therefore present the full measure of our recorded costs against our revenues. Management compensates for these limitations in non-GAAP results by also evaluating the company’s performance based on traditional GAAP financial measures. Accordingly, investors should consider these pro forma results together with GAAP results, rather than as an alternative to GAAP basis financial measures. Additional details regarding these items are included in the Company’s form 8-K furnished to the SEC concurrently with this press release.

Financial Tables Follow

LOUDEYE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended			Twelve Months Ended

	December 31	September 30,	December 31,	December 31,
PRELIMINARY	2003	2003	2002	2003	2002

REVENUES	$2,924	$2,811	$2,578	$11,948	$12,681
COST OF REVENUES	1,401	1,524	2,957	7,144	13,347

Gross margin	1,523	1,287	(379)	4,804	(666)
Gross margin percent	52%	46%	-15%	40%	-5%
OPERATING EXPENSES
Research and development	320	399	470	1,688	3,159
Sales and marketing	419	485	1,836	3,286	7,667
General and administrative	1,670	1,615	2,772	7,778	11,375
Amortization of intangibles and other assets	158	157	824	1,100	3,043
Stock-based compensation	362	761	46	1,360	(417)

	2,929	3,417	5,948	15,212	24,827
Special charges	262	—	4,956	8,699	6,846

OPERATING LOSS	(1,668)	(2,130)	(11,283)	(19,107)	(32,339)
INCREASE IN FAIR VALUE OF COMMON STOCK WARRANTS	(26)	(222)	—	(248)	-
OTHER INCOME (EXPENSE), net	(19)	12	126	181	1,177

Net loss	$(1,713)	$(2,340)	$(11,157)	$(19,174)	$(31,162)

Basic and diluted net loss per share	$(0.03)	$(0.05)	$(0.25)	$(0.39)	$(0.75)

Weighted average shares - basic and diluted	56,131	50,401	44,182	49,797	41,393

NON-GAAP PRO FORMA INFORMATION:
Net loss	$(1,713)	$(2,340)	$(11,157)	$(19,174)	$(31,162)
Adjustments to reconcile GAAP net loss to pro forma net loss:
Amortization of intangibles and other assets	158	157	824	1,100	3,043
Stock-based compensation	362	761	46	1,360	(417)
Special charges	262	—	4,956	8,699	6,846
Increase in fair value of common stock warrants	26	222	—	248	-
Other income from final settlement of acquisition terms	—	—	—	—	(700)

Pro forma net loss	$(905)	$(1,200)	$(5,331)	$(7,767)	$(22,390)

Basic and diluted pro forma net loss per share	$(0.02)	$(0.02)	$(0.12)	$(0.16)	$(0.54)

Weighted average shares - basic and diluted	56,131	50,401	44,182	49,797	41,393

CONFIDENTIAL

LOUDEYE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,

PRELIMINARY	2003	2002

ASSETS
Current assets:
Cash and short-term investments	$21,940	$11,758
Accounts receivable, net	1,781	2,107
Notes receivable from related parties	—	1,187
Prepaid expenses and other current assets	345	736
Assets held for sale	1,093	2,353

Total current assets	25,159	18,141
Restricted investments	316	1,500
Property and equipment, net	1,123	2,002
Goodwill	—	5,307
Intangible assets, net	86	1,758
Other long-term assets, net	360	821

Total assets	$27,044	$29,529

LIABILITIES
Current liabilities:
Accounts payable	$1,229	$1,193
Line of credit	1,285	—
Accrued compensation and benefits	378	904
Other accrued expenses	1,155	1,424
Accrued special charges	1,670	2,903
Accrued acquisition consideration	—	1,059
Deposits and deferred revenue	485	305
Current portion of long-term debt and capital leases	1,348	773
Liabilities of assets held for sale	98	25

Total current liabilities	7,648	8,586
Deposits and deferred revenue	228	—
Long-term debt and capital leases, net of current portion	2,135	591

Total liabilities	10,011	9,177
STOCKHOLDERS’ EQUITY	17,033	20,352

Total liabilities and stockholders’ equity	$27,044	$29,529

CONFIDENTIAL